As filed with the Securities and Exchange Commission on May 9, 2002
                                                     Registration No. 333-84798

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO

                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               AMNIS SYSTEMS INC.
                           (Formerly Graffiti-X, Inc.)
             (Exact name of registrant as specified in its charter)

          DELAWARE                            3669                  94-3402831
  (State or jurisdiction of      (Primary Standard Industrial        (I.R.S.
incorporation or organization)    Classification Code Number)    Identification)


                              3450 Hillview Avenue
                           Palo Alto, California 94304
                                 (650) 855-0200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Lawrence L. Bartlett
                              3450 Hillview Avenue
                           Palo Alto, California 94304
                                 (650) 855-0200
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:

                               David S. Hunt, Esq.
                            1464 W. 40 S. Suite #100
                             Lindon, Utah 84042-1629
                                 (801) 953-7878


Approximate date of proposed sale to the public:   As soon as practicable
                                                   following effectiveness of
                                                   the registration statement.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                CALCULATION OF REGISTRATION FEE

                                            Proposed          Proposed
   Title of Each                             Maximum           Maximum           Amount of
Class of Securities        Amount         Offering Price      Aggregate      Registration Fee
  to be Registered    To be Registered      Per Share       Offering Price
--------------------  -----------------  ----------------  ----------------  -----------------

 Common Shares, par      12,500,000 (1)  $       0.65 (2)  $  8,125,000 (2)  $          747.50
 value $.0001
--------------------  -----------------  ----------------  ----------------  -----------------

      (1) Shares of common stock which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and upon exercise of related warrants and investment options. The number of shares of common stock registered hereunder represents a good faith estimate by the Registrant of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants and investment options. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures, the warrants and investment options, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.
      (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the closing price of the common stock of the registrant on March 19, 2002, as reported on the Over-the-Counter Bulletin Board, which was $0.65 per share.

The registrant hereby amends this registration statement on such date or date as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                                   PROSPECTUS

                               AMNIS SYSTEMS INC.
                              3450 Hillview Avenue
                           Palo Alto, California 94304
                                 (650) 855-0200

                        12,500,000 shares of common stock

      - The 12,500,000 shares of common stock offered by this prospectus are being offered for resale by the security holders listed in the section of this prospectus called "Selling Security Holders."

      - Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "AMNM."

      - On May 3, 2002, the closing bid price of our common stock on the OTC Bulletin Board was $0.39.

     The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 8 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where such an offer or sale is not permitted.

                                TABLE OF CONTENTS
                                -----------------

SECTION TITLE                                            PAGE NO.

Prospectus Summary                                        5

Risk Factors                                              8

Use of Proceeds                                          18

Price Range of Common Stock                              18

Our Dividend Policy                                      19

Management's Discussion and Analysis
and Plan of Operations                                   19

Our Business                                             22

Other Events                                             28

Management                                               28

Executive Compensation                                   30

Certain Transactions                                     38

Security Ownership of Certain Beneficial
Owners and Management                                    38

Description of Securities                                39

Selling Security Holders                                 43

Plan of Distribution                                     45

Legal Proceedings                                        47

Experts                                                  47

Legal Matters                                            47

Other Available Information                              48

Financial Statements                                    F-1

                               PROSPECTUS SUMMARY

THIS PROSPECTUS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE DOCUMENT CAREFULLY. PLEASE PAY PARTICULAR ATTENTION TO THE SECTION ENTITLED "RISK FACTORS" ON PAGE 8 OF THIS PROSPECTUS AND THE SECTION ENTITLED "FINANCIAL STATEMENTS."

     Unless otherwise indicated, this prospectus assumes that none of our outstanding options or warrants have been exercised into shares of our common stock.

AMNIS SYSTEMS INC.

     Amnis Systems Inc., a Delaware consolidated corporation, makes hardware and software products for the creation, management and transmission of compressed high-quality digital video over broadband computer networks. Our products are distributed worldwide through a network of value added resellers, or VARs, system integrators and original equipment manufacturers, or OEMs. Our products are used in diverse applications such as interactive distance learning, corporate training, video content distribution, video surveillance and telemedicine.

     We are subject to a number of business risks affecting companies at a similar stage of development, including competition from companies with greater resources and alternative technologies, the ability to obtain financing to fund future operations, dependence on new product introductions in a rapidly changing technological environment, dependence on a limited number of customers, dependence on key employees and the ability to attract and retain additional qualified personnel.

      We have a working capital deficit of $7,348,697 as of December 31, 2001 and negative cash flow from operations. These factors raise substantial doubt about our ability to continue as a going concern. We may not be able to continue our business if our recurring operating losses, stockholders' deficit and working capital deficit continue or if we cannot obtain additional financing.

RECENT DEVELOPMENTS

     In February 2002, we sold a total of 225,000 units at a purchase price of $8.00 per unit to three qualified investors. Each unit consists of ten shares of our common stock, subject to adjustment, and one warrant to purchase three shares of our common stock at an exercise price of $0.90 per share, subject to adjustment. In connection with the transaction, we agreed to register the shares of common stock sold in the transaction, including the shares of common stock underlying the warrants.

THE OFFERING
-  SECURITIES OFFERED:        12,500,000 shares.
                              ----------

-  COMMON STOCK OUTSTANDING:
     PRIOR TO THE OFFERING:   18,464,237 shares as of May 3, 2002
                              -----------
     AFTER THE OFFERING:      30,964,237 shares.
                              ----------

-  OFFERING PRICE:            The selling security holders can sell the shares at
                              any price.

-  USE OF PROCEEDS:           We will not receive any proceeds from the sale of
                              shares by the selling security holders.


-  MARKET FOR OUR COMMON      Our common stock trades on the Over-The-Counter
   STOCK:                     Bulletin Board, also called OTCBB, under the trading
                              symbol "AMNM." The market for our common stock
                              is highly volatile. We can provide no assurance that
                              there will be a market in the future for our common
                              stock.

                          SUMMARY FINANCIAL INFORMATION

     The summary historical financial data should be read in conjunction with our financial statements (and notes thereto) and the "Management's Discussion and Analysis and Plan of Operation" included on page 19 of this prospectus.

                                   Year Ended December
                                   2001          2000
Net sales                      $ 4,095,755   $ 3,574,090
Cost of goods sold               2,148,038     2,377,230
General and administrative       2,033,688     2,008,415
Sales and marketing              2,822,510     2,630,810
Research and development         1,870,630     1,772,474
Depreciation and amortization      271,956       507,924
Other (income) expense, net       (653,061)     (204,816)
Net Loss                        (5,432,172)   (5,419,655)

Weighted average Common
    Shares outstanding          11,559,506    24,657,080
Basic loss per share           $     (0.21)  $     (0.18)

Current Assets                   1,626,774     2,006,583
Total Assets                     1,863,456     2,626,055
Current Liabilities              8,975,471     6,831,290
Total Liabilities                9,243,076     6,905,097
Total stockholders' deficit     (7,379,620)   (4,279,042)

                                  RISK FACTORS

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE INVESTING IN OUR SECURITIES.

                         RISKS RELATED TO THE INVESTMENT
                         -------------------------------

THE CONVERSION OF THE DEBENTURES AND THE EXERCISE OF THE RELATED WARRANTS AND INVESTMENT OPTIONS COULD RESULT IN SUBSTANTIAL NUMBERS OF ADDITIONAL SHARES BEING ISSUED IF THE MARKET PRICE OF OUR COMMON STOCK DECLINES.

     On December 28, 2001, we issued $500,000 of convertible debentures that can be converted into shares of our common stock and warrants to purchase up to 1,100,000 shares of our common stock. Within ten business days after the effective date of the registration of shares that are subject to this offering, additional debentures totaling $500,000 will be issued. The convertible debentures have a conversion price that is the lesser of (1) $0.385 and (2) 70% of the average of the lowest three intraday prices (which need not occur on consecutive trading days) of our common stock during the 20 trading days immediately preceding the applicable conversion date. The exercise price of the warrants is equal to the lesser of (i) $0.385 per share and (ii) the average of the lowest three (3) intraday trading prices for the common stock during the 20 trading days immediately prior to the exercise date. These warrants can be exercised any time through and including December 28, 2008. In addition, upon conversion of each debenture, pursuant to investment options granted to one of the selling security holders, that security holder has the option to purchase, at the applicable conversion price, one additional share of our common stock for each share of common stock which is issued to the security holder upon conversion of the debentures. The investment options operate like a warrant, giving the security holder the right to purchase shares of common stock at a price that may be less than the market price at the time of purchase. The investment options are not stock options such as those granted under any of our stock option plans.

     As of May 3, 2002, we have reserved an excess of the minimum number of shares of common stock, which would be issuable upon conversion in full of the debentures and the exercise of the warrants and investment options, amounting to 12,500,000 shares of authorized and unissued common stock. These reserved shares are our good faith estimate of the number of shares that we believe we need to reserve. As of May 3, 2002, assuming that we issue all 12,500,000 reserved shares of common stock, these shares would represent a 67.7% increase in our outstanding common stock. We do not know how many shares we will ultimately need to issue upon the conversion of the debentures or exercise of the warrants and investment options. If we are required to issue additional shares, we will be required to file an additional registration statement for those shares, a process which will be costly and time consuming. The issuance of these shares will cause dilution in your percentage ownership of our common stock and may result in a decline in the price of our common stock.

- As of May 3, 2002, assuming full conversion of all the convertible debentures and exercise of the related investment options and warrants, we would have to issue 9,100,000 shares of our common stock. In total, these shares would represent 33% of our total outstanding common stock. However, due to the floating conversion rate, we do not know the exact number of shares that we will have to issue upon conversion.

- The convertible debentures convert at a floating rate below the then-prevailing market price of our common stock, which is the lesser of
     (1) $0.385 and (2) 70% of the average of the lowest three intraday prices (which need not occur on consecutive trading days) of our common stock during the 20 trading days immediately preceding the applicable conversion date. As a result, the lower the price of our common stock, the greater the number of shares the selling security holders will receive upon conversion.

- To the extent the selling security holders convert and then sell their common stock, our common stock price may decrease due to the additional shares offered for sale in the public market. This could allow the selling security holders to convert their remaining convertible debentures into even greater amounts of common stock, the sales of which could further depress the price of our common stock depending on the market demand for our common stock and our financial performance.

- The significant downward pressure on the price of our common stock as the selling security holders convert and sell material amounts of common stock could encourage short selling by the selling security holders or others. Short selling means selling a stock that you don't own with the expectation of buying shares to cover that sale at a lower price. Short selling could place significant downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of the convertible debentures, sales of which could further depress the price of our common stock depending on the market demand for our common stock and our financial performance.

- The conversion of the debentures may result in substantial dilution to the interests of other holders of our common stock since each holder of a convertible debenture may ultimately convert and sell the full amount issuable on conversion.

- Because of the floating conversion rate, there is no upper limit on the number of shares that may be issued. Accordingly, the lower the price of our common stock, the greater the number of shares of our common stock that we will have to issue to the selling security holders upon conversion of the debentures. Consequently, you may experience substantial dilution to your interest, we may experience a change in control, the price of our common stock may fall, and we may not be able to attract any further investment.

- The interest payable on the convertible debentures is also convertible into shares of common stock. As such, the lower our common stock price, the more shares of our common stock the holders of the convertible debentures will receive in payment of interest. We are required to pay interest on unpaid principal balance at the rate of 12% percent per annum. As of May 3, 2002, accrued interest on the outstanding convertible debenture was approximately $20,000.

- In addition, the number of shares that may be issued upon conversion of the convertible debentures could increase substantially if the market price of our common stock decreases during the period during which the convertible debentures are outstanding. For example, the number of shares of common stock that we would be required to issue upon conversion of the convertible debentures and the exercise of the related warrants and investment options outstanding would increase from approximately 9,100,000 shares, based on the applicable conversion price of $0.25 per share as of May 3, 2002, to approximately:

          -    11,766,667 shares if the applicable conversion price decreased
               25%;

          -    17,100,000 shares if the applicable conversion price decreased
               50%; or

          -    33,100,000 shares if the applicable conversion price decreased
               75%.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE.

     Some events could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage. We may issue additional shares of common stock:

-    to raise additional capital or finance acquisitions;

- upon the exercise or conversion of outstanding options, warrants and convertible notes (other than the convertible debentures and the related investment options and warrants issued to the selling security holders); and

-    in lieu of obligations owed in cash.

     As of May 3, 2002, other than the convertible debentures and the related investment options and warrants, there were outstanding warrants to acquire a total of 3,050,000 shares of common stock, outstanding options to acquire a total of 6,078,450 shares of common stock, and outstanding promissory notes convertible into a total of 10,136,905 shares of common stock. In total, these shares would represent approximately 51% of our total outstanding common stock.

WE MAY BE REQUIRED TO PAY SUBSTANTIAL PENALTIES TO THE HOLDERS OF THE CONVERTIBLE DEBENTURES AND RELATED WARRANTS AND INVESTMENT OPTIONS IF SPECIFIC EVENTS OCCUR.

     In accordance with the terms of the documents relating to the issuance of the convertible debentures and the related warrants and investment options, we are required to pay substantial penalties to a holder of the convertible debentures under specified circumstances, including, among others:

- the nonpayment of interest on the convertible debentures in a timely manner;

- our failure to deliver shares of our common stock upon conversion of the convertible debentures or upon exercise of the related warrants and investment options after a proper request; or

- a registration statement relating to the convertible debentures and related warrants and investment options is unavailable to cover the resale of the shares of common stock underlying such securities.

     Such penalties are generally paid in the form of interest payments, subject to any restrictions imposed by applicable law, on the amount that a holder of convertible debentures was entitled to receive on the maturity date.

WE HAVE AN AGREEMENT WITH THE FINDERS CONNECTED TO THE DEBENTURE FINANCING AGREEMENTS PURSUANT TO WHICH WE MUST INDEMNIFY AND HOLD THOSE PARTIES HARMLESS FOR LEGAL VIOLATIONS OR OMISSIONS.

     In connection with the financing agreements with Bristol Investment Fund, Ltd., we entered into a finders fee agreement pursuant to which, as a finders fees, we issued to Bristol Capital, L.L.C. and Alexander Dunham Capital Group, Inc. 10% of the cash proceeds from the debentures and, in addition, warrants to purchase up to a total of 100,000 shares of our common stock at an exercise price equal to the lesser of $0.385 per share or 70% of the average of the lowest three trading prices for our common stock during the 20 days immediately prior to exercise. We also agreed to indemnify and hold harmless Bristol Capital, L.L.C. and Alexander Dunham Capital Group, Inc. from and against any and all claims, liabilities and expenses that they incur in relation to their action as finders or their receipt of finders fees related to the debenture financing. Our burden to indemnify the finders would extend to, among other things, securities law violations related to the related finders activities, if any

OUR STOCK PRICE MAY BE VOLATILE AND THE TRADING MARKET FOR OUR COMMON STOCK IS LIMITED.

     The market price for our common stock, like that of the securities of many companies in the technology and emerging growth sectors, has fluctuated substantially and may continue to be highly volatile in the future. We believe that the following factors, in addition to other risk factors described above, will continue to significantly affect the market price of our common stock:

- announcements of technological innovations or new commercial products by us and our competitors;

- developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

-    developments in our industry;

- general market and economic conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors; and

- period-to-period fluctuations in our operating results and the operating results of our competitors.

     In addition, stock markets have from time to time experienced extreme price and volume fluctuations. These fluctuations have especially affected the stock market price of many technology companies, and, in many cases, are unrelated to the operating performance of the particular companies. We believe that these broad market fluctuations may continue to affect the market price of our common stock.

     With the advent of the Internet, new avenues have been created for the dissemination of information. We do not have control over the information that is distributed and discussed on electronic bulletin boards and investment chat rooms. The motives of the people or organizations that distribute such information may not be in our best interest or in the interest of our shareholders. This, in addition to other forms of investment information including newsletters and research publications, could result in significant fluctuations in the market price of our common stock.

     From time to time, there has been limited trading volume with respect to our common stock which is traded in the over-the-counter market on the OTC Bulletin Board, and we cannot make any assurances that there will continue to be a trading market in our common stock.

YOU MAY HAVE DIFFICULTIES TRADING AND OBTAINING QUOTATIONS ON "PENNY STOCK" ISSUES.

     The shares of our common stock offered by this prospectus are for a "penny stock" as defined in the Securities Exchange Act of 1934, as amended. These shares are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of our shares of the common stock offered by this prospectus. In addition, the "penny stock" rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, make the sale of the shares of the common stock subject to certain regulations, which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Securities and Exchange Commission rules may limit the number of potential purchasers of the shares of the common stock.

YOU MAY BE SUBJECT TO RESALE RESTRICTIONS ON TRANSFERRING "PENNY STOCKS."

     Various state securities laws impose restrictions on transferring "penny stocks" and, as a result, the ability of investors in our common stock to sell their shares of common stock may be impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks," which makes selling shares of "penny stocks" more difficult.

                      RISK FACTORS RELATING TO OUR BUSINESS
                      -------------------------------------

OUR RECURRING OPERATING LOSSES, STOCKHOLDERS' DEFICIT AND WORKING CAPITAL DEFICIT CAUSE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE OUR BUSINESS.

     We have received a report from our independent auditors on our financial statements for fiscal years ended December 31, 2001 and 2000, respectively, in which our auditors have included explanatory paragraphs indicating that our recurring operating losses, stockholders' deficit and working capital deficit cause substantial doubt about our ability to continue as a going concern. If our recurring operating losses, stockholders' deficit and working capital deficit continue, our business could be materially adversely affected.

WE HAVE A HISTORY OF LOSSES, AND WE WILL NEED ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS. IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, WE WILL HAVE TO CURTAIL OUR OPERATIONS.

     As of this date, we have generated limited revenues and incurred significant losses. As of December 31, 2001, we had an accumulated deficit of approximately $19,640,644. For the fiscal years ended December 31, 2001 and 2000, respectively, our consolidated operating losses were $5,432,172 and $5,419,655, respectively. In the first quarter of 2002, we expect a loss of between $1.3 million and $1.7 million. We have never been profitable and continue to incur losses from operations. We expect to incur net losses over the next two years of between $4 million and $6 million. We may never generate sufficient revenue, income and cash flows to support our operations. Our future revenues could decline by reason of factors beyond our control such as technological changes and developments, downturns in the economy and decreases in demand for digital video networking and broadband Internet products. If we continue to incur losses, if our revenues decline or grow at a slower rate, or if our expenses increase without commensurate increases in revenues, our operating results will suffer and the price of our common stock may decline.

     We currently expect to reach break even in 2004. So, in order to sustain our operations until then, we currently estimate that we will need additional funding of between $4 million and $6 million. However, our capital requirements will depend on many factors, including, for example, acceptance of and demand for our products, the extent to which we invest in new technology and research and development projects, general economic conditions, and the status and timing of competitive developments. To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we will continue to need to raise additional capital.

     If additional funds are raised through the issuance of equity securities, the percentage of equity ownership of our existing stockholders will be reduced. In addition, holders of these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, we may incur significant interest charges, and these securities could also impose restrictions on our operations. If additional financing is not available when needed on terms favorable to us or at all, we will have to curtail our operations.

WE DEPEND ON SEVERAL LARGE RESELLERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND THE LOSS OF ONE OR MORE OF THESE CUSTOMERS, OR A SIGNIFICANT DECREASE IN REVENUE FROM ANY OF THESE CUSTOMERS, COULD HAVE A DISPROPORTIONATE IMPACT ON OUR REVENUES AND INCOME. IF THESE RELATIONSHIPS DO NOT CONTINUE, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

     We use a network of value added resellers, or VARs, consisting primarily of system integrators and original equipment manufacturers, or OEMs, to assist with the marketing of our products and installation and servicing of our streaming video network products. Some of these value added resellers, system integrators and original equipment manufacturers are important customers representing a substantial portion of our revenues. If we lose one or more of our key customers or experience a delay or cancellation of a significant order or a decrease in the level of purchases from any of our key customers, our net revenues could decline and our operating results and business could be harmed. In addition, our net revenues could decline and our operating results and business could be harmed if we experience any difficulty in collecting amounts due from one or more of our key customers. During 2001 and 2000, four customers accounted for 52% and 44% of our net revenues, respectively. As of December 31, 2001 and 2000 approximately 44% and 45%, respectively, of accounts receivable were concentrated with five customers.

     Our future success depends on our ability to maintain old relationships and develop new relationships with value added resellers, system integrators and original equipment manufacturers, and on their marketing efforts and installation and support services. A decline in the financial prospects of particular customer or any of their customers, inadequate installation and support services by a customer or our inability to maintain existing relationship or contract with additional customers could have a material adverse effect on our business.

WE DEPEND ON THIRD PARTIES FOR THE SUPPLY AND MANUFACTURE OF ALL OF OUR COMPONENT AND ELECTRONIC PARTS. IF THESE MANUFACTURERS AND SUPPLIERS DO NOT MEET OUR DEMAND, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

     We purchase components and electronic parts pursuant to purchase orders in the ordinary course of business and do not maintain supply agreements. We are substantially dependent on the ability of third-party manufacturers and suppliers to meet our design, performance and quality specifications. If our third-party suppliers cannot supply us with systems or parts within our timeframes or allocate the supply of certain high demand components, we could be unable to meet our delivery schedules and requirements on a timely and competitive basis, which could have a material adverse effect on our business.

IF OUR PRODUCTS DO NOT KEEP PACE WITH THE TECHNOLOGICAL DEVELOPMENT IN THE RAPIDLY CHANGING DIGITAL VIDEO AND BROADBAND INTERNET VIDEO INDUSTRY, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

     The digital video industry generally and the broadband Internet video industry specifically are in the early state of development, and the demand for, and market acceptance of, our technologies and products under development is subject to a high degree of uncertainty. If we cannot develop and launch our new products, or if we fail to achieve market acceptance of our new products, our business may be materially adversely affected.

     Our future success also depends upon our ability to continue to enhance our existing products and to successfully develop and market new products in a cost-effective and timely basis. Once a new product is developed, we must rapidly commence volume production. This process requires accurate forecasting of customer requirements and attainment of acceptable manufacturing costs. The introduction of new or enhanced products also requires us to manage the transition from older, displaced products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. In addition, reliability, quality or compatibility problems with our products could significantly delay or reduce market acceptance of our products, could require the devotion of significant time and resources to addressing errors, could divert our engineering and other resources from other tasks and development efforts, and could damage our reputation and adversely affect our ability to retain our existing customers and to attract new customers.

COMPETITION MAY DECREASE OUR MARKET SHARE, NET REVENUES AND GROSS MARGINS.

     Competition in the streaming video products market is intense, and we expect competition to increase. To compete effectively, we must continue to respond promptly and effectively to changing customer preferences, and feature and pricing requirements, and rapid technological change. Our principal competitors include Minerva Networks Inc., Optibase Ltd. and Vbrick Systems Inc. Some of our actual and potential competitors have greater name recognition, access to a larger customer base and significantly greater financial, marketing, technical and other resources than we do. Our competitors also sell products that provide some of the benefits of the products that we sell, and we could lose sales to our competitors. Moreover, the digital video products industry is undergoing a period of consolidation in which companies, including some of our competitors, are participating in business combinations. These combinations may result in the emergence of competitors who have larger market shares, customer base, sales forces and product offerings and greater technology marketing expertise than we do. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than us. We may not be able to compete successfully against current and future competitors, or to make technological advances necessary to improve or even maintain our competitive position, or achieve market acceptance for our products.

WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO WOULD BE DIFFICULT TO REPLACE, AND IF WE LOSE THE SERVICES OF THESE INDIVIDUALS OR CANNOT HIRE ADDITIONAL QUALIFIED PERSONNEL, OUR BUSINESS COULD BE SERIOUSLY HARMED.

     Our future success also depends in large part on the continued services of our senior management, and key technical and sales personnel. In particular, we are highly dependent on the services of Michael A. Liccardo, our chairman, president and chief executive officer, Lawrence L. Bartlett, our vice president, chief financial officer and secretary, and Richard A. Falcone our vice president of marketing, worldwide sales and business development. We do not carry key person life insurance on our senior management or key personnel. Any loss of the services of Messrs. Liccardo, Bartlett, or Falcone, or other key personnel could seriously harm our business.

IF WE FAIL TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES AND MULTIPLE EVOLVING STANDARDS THAT CHARACTERIZE THE DIGITAL VIDEO AND NETWORKING MARKET, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED AND OUR RESULT OF OPERATIONS MAY SUFFER.

     The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. We believe that our future success will depend on our continued ability to maintain expertise in the technologies associated with the Moving Picture Expert Group, or MPEG, and computer network and broadband Internet video applications. Our present products are based on the MPEG standard. Although MPEG has evolved as the de-facto standard for compression and decompression of digital video, other industry standards could replace the current MPEG standard in the future, and this may materially adversely affect our business.

     In addition, we or our competitors may announce new products that have the potential to shorten the life cycle of, or replace, our current products. Such announcements could cause customers not to buy or to defer to buy our products.

Similarly, such new products could render our products or technologies non-competitive or obsolete. If we fail to enhance our current products and to introduce new products and features to meet changing customer requirements and evolving industry standards, our results of operations may suffer.

IF WE ARE UNSUCCESSFUL IN IDENTIFYING AND PENETRATING THOSE SEGMENTS OF THE DIGITAL VIDEO MARKET WHICH PROVIDE THE GREATEST OPPORTUNITY FOR GROWTH, OUR BUSINESS WOULD SUFFER.

     Digital video products generally, and video network and broadband Internet video products and technologies specifically, are relatively young and evolving markets. Our future growth will depend on our ability to predict the evolution of these markets as well as new streaming video applications, and to successfully penetrate those markets. Because of the early stage of the development of the digital video market, the demand for, and market acceptance of our products, is subject to a high degree of uncertainty. If we are unsuccessful in identifying and penetrating those segments of the digital video market which provide the greatest opportunity for growth, our business would suffer.


                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS
                 -----------------------------------------------

     Management believes that this prospectus contains forward-looking statements, including statements regarding, among other items, our future plans and growth strategies and anticipated trends in the industry in which we operate. Although we believe that the expectations reflected in forward-looking statements herein are reasonable, actual results could differ materially from these forward-looking statements as a result of factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, the forward-looking information should not be regarded as our representation or that of any other person that the objectives and our plans will be achieved.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling security holders.

PRICE RANGE OF COMMON STOCK
---------------------------

     Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "AMNM." The following table sets forth the high and low closing bid prices (which reflect prices between dealers and do not include retail markup, markdown or commission and may not represent actual transactions) for each quarterly period since our common stock first began trading in the over-the-counter market in July 2000. From time to time, during the periods indicated, trading activity in our common stock was infrequent. As of May 3, 2002, the closing price of our common stock was $0.39 per share. As of March 19, 2002, there were approximately 168 record holders of our common stock. We believe we have approximately 5,700 beneficial stockholders. The source of the quotes is the Nasdaq Stock Market, Inc.

CALENDAR YEAR 2000                         HIGH BID   LOW BID

Third Quarter 2000 (commencing July 19)    $10.00     $0.355
Fourth Quarter 2000                        $6.00      $3.00

CALENDAR YEAR 2001                         HIGH BID   LOW BID

First Quarter 2001                         $3.82      $1.75
Second Quarter 2001                        $2.95      $0.89
Third Quarter 2001                         $1.69      $0.41
Fourth Quarter 2001                        $0.92      $0.33

CALENDAR YEAR 2002                         HIGH BID   LOW BID

First Quarter 2002                         $1.72      $0.52
Second Quarter 2002 (through May 3)        $0.63      $0.31


     As of May 3, 2002, there were approximately 18,464,237 shares of common stock issued and outstanding.

OUR DIVIDEND POLICY
-------------------

     We anticipate that for the foreseeable future, earnings will be retained for the development of our business. Accordingly, we do not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of our board of directors and will depend on our general business condition.


                           MANAGEMENT'S DISCUSSION AND
                         ANALYSIS AND PLAN OF OPERATION

     We make hardware and software products for the creation, management and transmission of high-quality digital video over computer networks. Our products are distributed worldwide through a network of value added resellers, or VARs, system integrators and original equipment manufacturers, or OEMs. Our products are used in diverse applications such as interactive distance learning, corporate training, video content distribution, video surveillance and telemedicine.

     On January 30, 2002, we entered into a work out agreement plan with the creditors of Optivision, under which we will pay the creditors of Optivision $0.35 for every $1.00 owed. Under the agreement, the debt will be settled in monthly payment by June 30, 2002.

RESULTS  OF  OPERATIONS

     Revenues for the year ended December 31, 2001 were $4,095,755, an increase of $521,665 or 14.6% over revenues of $3,574,090 for the year ended December 31, 2000. Revenues increased primarily as a result of the continued growth in enterprise market applications for digital video products. As a part of this growth we saw an increase in foreign sales as the market expands internationally and an increase in sales to defense contractors as a result of the heightened interest in video surveillance following the September 11, 2001 terrorist attacks. During calendar year 2001 and 2000, foreign sales accounted for 15.8% and 14.0% of our total sales, respectively. During calendar year 2001 and 2000, four customers accounted for 52% and 44% of our net revenues, respectively. During 2001, Hughes Network Systems and Glory Group accounted for 25% and 10% of our net revenues, respectively, and during 2000 GTE (Verizon) accounted for 11% of our net revenue.

     Cost of sales for the year ended December 31, 2001 were $2,148,038, a decrease of $229,192 or 9.64% over cost of sales of $2,377,230 for the year ended December 31, 2000. The decrease in cost of sales came from improved materials management that resulted in less scrap and obsolete materials. In addition, manufacturing and product testing process revisions brought new efficiencies that allowed a reduction in manufacturing headcount.

     Research and development expenses were $1,870,630 for the year ended December 31, 2001, an increase of $98,156 or 5.54%, as compared to $1,772,474 for the year ended December 31, 2000. Product development and support during 2001 was increased through the use of outside consultants. Increases in engineering costs will continue with development of new network digital video products.

     Sales and marketing expenses for the year ended December 31, 2001 were $2,822,510, an increase of $191,700 or 7.29%, as compared to $2,630,810 for the year ended December 31, 2000. In 2001 we increased our marketing effort with more trade show activity and increased travel expenditure. This trend is expected to continue.

     General and administrative costs were $2,033,688 for the year ended December 31, 2001, an increase of $25,273 or 1.26%, as compared to $2,008,415 for the year ended December 31, 2000. This is primarily due to the cost of acquiring Optivision's operations in April 2001 and meeting regulatory reporting requirements. Increases were offset by decreased expenditures necessitated by our revenue slowdown.

     Interest and other expense, net was $653,071 for the year ended December 31, 2001, an increase of $448,245 or 219%, as compared to $204,816 for the year ended December 31, 2000. The increase was primarily due to accruing interest on shareholder loans and other increases in debt. These interest expenses will continue until such time as the notes are repaid or converted to equity.

         Our net loss for the 2001 fiscal year remained steady, increasing by $12,517, or 0.23%, to a net loss of ($5,432,172) from a net loss of ($5,419,655)
in the comparable 2000 period. This is the result of all of the above operational changes and financing costs.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2001, we had cash and cash equivalents of $42,467, a decrease of $166,299 from $214,766 at the end of the year ended December 31, 2000. We also had continuing operating losses for the year ended December 31, 2001 of $5,432,172, and we expect a loss of between $1.3 million and $1.7 million for the first quarter of 2002.

     In October 2001, we received financing that was sufficient to support our working capital requirements through December 2001. In December 2001, we entered into financing agreements with Bristol Investment Fund, Ltd. to provide us with a total of $1,000,000 of financing through the issuance of two tranches of convertible debentures, and up to a further $1,300,000 in financing through the exercise of investment options and warrants. The terms of the financing with Bristol Investment Fund are more fully described in this prospectus in the section entitled "Description of Securities - Convertible Debenture Financing." In January 2001, we received the first tranche of financing from the issuance of $500,000 in principal amount of convertible debentures to Bristol Investment Fund. The proceeds of this financing, together with the proceeds from a new $1,800,000 unit financing in February 2002, are being used to sustain operations and meet existing creditor obligations. We expect to receive the second tranche of the Bristol Investment Fund convertible debenture financing with the issuance of a further $500,000 in principal amount of convertible debenture within ten business days after the effective date of the registration of the shares that are the subject of this offering. Receipt of this additional convertible debenture financing and financing through the exercise of the related investment options and warrants will be critical for us to continue operations through 2002.

     Although we currently expect to break even in 2004, we expect to incur net losses over the next two years of between $4 million and $6 million. So, in order to sustain our operations, finance our growth and achieve our strategic objectives until then, we currently estimate that we will need additional funding of between $4 million and $6 million. Management has implemented measures to increase cash flows through increases in revenue and cost-cutting
measures and is  actively pursuing additional sources of funding.   Financing
transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult for us to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

                                  OUR BUSINESS

     We were formed on July 29, 1998. On April 16, 2001, we merged with Optivision, Inc., an operating company, in an exchange of common stock accounted for as a pooling of interest.

     Under the terms of the merger, each issued and outstanding share of Optivision common stock was converted into the right to receive 0.10 shares of our common stock rounded to the nearest whole share; each outstanding but unexercised option to purchase common stock of Optivision was converted into an option to acquire the number of shares of our common stock equal to the product of 0.10 multiplied by the number of shares of Optivision common stock that would have been obtained before the merger, rounded to the nearest whole share; each outstanding warrant to purchase common stock of Optivision was converted into a warrant to acquire the number of shares of our common stock equal to the product of 0.10 multiplied by the number of shares of Optivision common stock that would have been obtained before the merger, rounded to the nearest whole share.

PRODUCTS

     Our products are used to create, manage and transmit compressed high-quality digital video over broadband computer networks in a wide range of applications. This is often referred to as "streaming video." Applications for our products include, for example, interactive distance learning, corporate training, video content distribution, video surveillance and telemedicine. The use of compressed digital video for these applications reduces the network bandwidth and storage requirements when compared to uncompressed digital video technologies.

     Our products are compatible with the Motion Picture Expert Group, or MPEG, digital video industry standard which provides the highest quality digital video for our customers. In addition our products are compatible with computer network standards based on various computer network communication protocols such as, for example, the Internet Protocol, or IP, and the Asynchronous Transfer Mode, or ATM, protocol. Our products enable our customers to:

     - Capture, compress and transmit high-quality video from any source, including cable TV, wireless, satellite, video tape or live events;

     -    Store high-quality video locally or in remote network video servers;

     -    Transmit live or stored high-quality video across a computer network;

     - Manage high-quality video distribution as a part of the total application; and

     - Play live or stored high-quality video on a television monitor, desktop personal computer or set-top box.

     We offer a family of products that includes digital video encoders, or transmitters, receivers, network management software and a media desktop personal computer player. All these products are compatible with each other and can be connected directly to a computer network or easily integrated into desktop personal computers.

Our digital video encoders, or transmitters, and receivers are designed to transmit, or "stream," receive, store and process live or previously recorded digital video over computer networks. Customers can remotely control our digital video encoders, or transmitters, and receivers through our network management software.

     Our media desktop personal computer player allows users to play streaming or stored MPEG video on a desktop personal computer. It also allows users to simultaneously run other desktop software applications and customize the display for improved user interface and interaction.

SALES AND MARKETING

     We sell our products primarily to a network of value added resellers, or VARs, system integrators and original equipment manufacturers, or OEMs.

     We maintain a sales organization consisting of regional sales managers in North America, and Europe. Our North American sales organization covers the U.S. and Canadian markets and manages our system integrators and value added resellers. Selected overseas markets are covered by systems integrators and value added resellers in Europe with a dedicated regional sales manager based in Germany.

     The system integrators and value added resellers have been selected by us for their ability to provide effective field sales and technical support to our end user customers. They perform product demonstrations, advise customers on system configuration and installation, and perform ongoing post-sales customer support. We believe that many end users depend on the technical support offered by these system integrators and value added resellers in making product purchase decisions. We continue to invest resources in developing and supporting our network of system integrators and value added resellers.

     We also sell our products to original equipment manufacturers who incorporate our products into end user products that are tailored for specific applications. These original equipment manufacturers purchase our products and are responsible for conducting their own marketing, sales and support activities for their application-specific markets and customers such as, for example, providing a satellite digital video service for large corporations.

     Our marketing efforts are targeted at corporations, healthcare and educational institutions and the government. In order to increase awareness of our products, we attend a number of trade shows including, for example, the National Association of Broadcasters, or NAB, and Networld + Interop, or N + I, tradeshows in the United States. We also have established strategic co-marketing, joint product interoperability testing and joint business development relationships with corporate partners with whom we have the opportunity to expand our sales and marketing presence through the extensive sales force and marketing relationships of our partners to reach new customers and markets, and with whom we participate in joint marketing activities and tradeshow booths.

MARKETS

     The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. We believe that our future success will depend on our continued ability to maintain expertise in the technologies associated with the Moving Picture Expert Group, or MPEG, standard, and streaming video network applications. In addition, we believe that our future success will depend, in part, on our continued ability to enhance our current products and to introduce new products and features to meet changing customer requirements and evolving industry standards. Our present products are based on the MPEG standard. Although MPEG has evolved as the de-facto standard for compression and decompression of digital video, other industry standards could replace the current MPEG standard in the future.

     Digital video products generally, and video network products and technologies specifically, are relatively young and evolving markets. Our future growth will depend on our ability to predict the evolution of these markets as well as new digital video applications, and to successfully penetrate those markets. Because of the early stage of the development of the digital video market, the demand for, and market acceptance of, our products, is subject to a high degree of uncertainty. If market growth rates do not meet our expectations, or if we are unsuccessful in identifying and penetrating those segments of the digital video market which provide the greatest opportunity for growth, our business would suffer.

MANUFACTURING AND SOURCES OF SUPPLY

     Our manufacturing strategy focuses on system integration, system assembly and final system testing and quality control of our products. We outsource printed circuit board, system chassis assembly to third party suppliers. This outsourcing strategy has enabled us to benefit from the manufacturing capabilities of our suppliers who can accommodate significant increases in production volume as necessary. This strategy also permits us to focus on our core competencies of rapid product development and deployment.

     We handle all phases of materials planning, production scheduling, procurement and document control. In addition to developing manufacturing strategies, our production staff qualifies our suppliers and their manufacturing processes to ensure subcontractor quality standards.

COMPETITION

     Competition in the streaming video products market is expected to increase. To compete effectively, we must continue to respond promptly and effectively to changing customer preferences, and feature and pricing requirements, and rapid technological change. Our principal competitors include Minerva Networks Inc., Optibase Ltd. and Vbrick Systems Inc. We believe that these competitors do not offer the range of products that combine network management, desktop personal computer players and network video functions provided by us. We further believe that we offer our customers a unique blend of computer networking and digital video competencies that differentiates us from our competition. Although there are no public market studies or market share estimate, we believe that we have the largest installed base of products in the this young market.

     Competition in the future may force us to lower product prices and add new products and features at lower prices, or we may otherwise be unable to introduce new products at higher prices. We cannot assure you that we will be able to compete successfully in this kind of price competitive environment, and lower prices and reduced demand for our products would reduce our ability to generate revenue.

RESEARCH AND DEVELOPMENT

     The goal of our research and development activities is to continue the development and introduction of next-generation products for our customers that resolve the limitations of current network streaming video products and address new markets. Our efforts are also focused on increasing the functionality and reducing the cost of our current products. We are developing new technologies and products that will:

     -    Employ the next generation MPEG-4 digital video technologies;

     - Enhance current products for use in video surveillance and distance learning applications;

     -    Provide greater network management and control capability;

     -    Support video storage and server functions; and

     - Accommodate different computer network bandwidth constraints and fluctuations.

     Our research and development expenditures were approximately $1.9 million and $1.8 million for fiscal years ended December 31, 2001 and December 31, 2000, respectively.

TRADEMARKS

     We have registered "Optivision," "High Speed Quad," "MPEG Studio" and "Optivideo" as registered trademarks. In addition, the names "NAC," "VS-Pro," "LiveMap," "LivePlayer," "mpegNet," "mpegStudio Pro" and "ScaleWare" are our trademarks.

PROPRIETARY RIGHTS

     Our future success and ability to compete are dependent, in part, upon our proprietary technology. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. We have one U.S. patent issued by the U.S. Patent and Trademark Office in the area of digital video coding. We cannot be sure that any patents will be issued pursuant to future patent applications or that patents issued to us will not be invalidated, circumvented, challenged or licensed to others. In addition, we cannot be sure that the rights granted under any such patents will provide us with competitive advantages or that any patents issued to us will be adequate to stop unauthorized third parties from copying our technology, designing around our patents or otherwise obtaining and using our products, designs or other information. In addition, we cannot be sure that others will not develop technologies that are similar or superior to our technology. Furthermore, we believe that factors such as the technological and creative skills of our personnel, new product developments, product enhancements and marketing activities are just as essential as the legal protection of proprietary rights to establishing and maintaining a competitive position.

     In addition to patent protection, we rely on unpatented trade secrets and know-how and proprietary technological innovation and expertise, all of which are protected in part by confidentiality and invention assignment agreements with our employees and consultants, and, whenever possible, our suppliers. We cannot make any assurances that these agreements will not be breached, that we will have adequate remedies for any breach, or that our unpatented proprietary intellectual property will not otherwise become known or independently discovered by competitors. We also cannot make any assurances that persons not bound by an invention assignment agreement will not develop relevant inventions.

     Many participants in the digital video market have a significant number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent and other intellectual property infringement. From time to time, we receive notices relating to alleged infringement. In some cases, we have not received subsequent communications after responding to the initial claim. In some cases, we have resolved the matters on commercially reasonable terms. However, we cannot be sure that future claims will be resolved on such terms, and failure to resolve such claims on such terms could result in a material adverse effect on our business, financial condition and results of operations. We expect that companies will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Responding to such claims, regardless of merit, could cause product shipment delays or require us to enter into royalty or licensing arrangements to settle such claims. Any such claims could also lead to time-consuming, protracted and costly litigation, which would require significant expenditures of time, capital and other resources by our management. Moreover, we cannot be sure that any necessary royalty or licensing agreement will be available or that, if available, such agreement could be obtained on commercially reasonable terms.

CUSTOMERS

     Our products are used by corporations, government agencies, educational institutions, healthcare institutions and other institutions with broadband computer networks, that require high quality streaming video for such applications as interactive distance learning, corporate training, video content distribution, video surveillance, and telemedicine.

     Historically, a substantial portion of our revenues has come from large purchases by a small number of customers. During calendar year 2001 and 2000, four customers accounted for 52% and 44% of our net revenues, respectively. During 2001, Hughes Network Systems and Glory Group accounted for 25% and 10% of our net revenues, respectively, and during 2000 GTE (Verizon) accounted for 11% of our net revenue. Our customers purchase our hardware and software products on an as needed basis by issuing purchase orders directly to us. Customers of system integrator and value added resellers are extended a purchase price discount based on mutual negotiation and agreement which is typically based on total volume of business over a 12 month period or for a specific order and delivery schedule. Generally, consistent with industry practice in our market, our customers do not sign long term contracts with committed purchase volume.

OFFICES

     Our principal administrative, marketing, manufacturing and product development facility is located in Palo Alto, California. This facility occupies approximately 22,000 square feet pursuant to a lease which commenced on November 1, 1995 and which will terminate on December 15, 2002. The lease provides for two successive options to extend the lease term, each for a period of five years.

EMPLOYEES

     We employ a total of 24 full time employees, which include four in engineering, ten in sales and marketing, five in manufacturing and five in administration and finance.


                                  OTHER EVENTS

     On January 14, 2002, we announced a new embedded software to support network control of video surveillance applications in computer networks based on Internet Protocol. The new software is integrated into our digital video transmitters and receivers.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, age, and position of each of our directors and executive officers.

     NAME                      AGE  POSITION
     ----                      ---  --------
     Michael A. Liccardo        56  President, Chief Executive Officer
                                    and Chairman
     Lawrence L. Bartlett       62  Chief Financial Officer, Vice President,
                                    Secretary and Director
     Richard A. Falcone         46  Vice President of Marketing, Worldwide Sales
                                    and Business Development
     Catherine Palmen           44  Director


     Our executive officers are appointed by, and serve at the pleasure of, our board of directors. There are no family relationships among our directors or executive officers. Our directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Pursuant to our bylaws, the number of directors on our board of directors is fixed at four members.

BIOGRAPHICAL INFORMATION

     Set forth below is biographical information for each officer and director. No person other than officers and directors will currently perform any of our management functions.

     Michael A. Liccardo has served as a director since February 2001, and as our chief executive officer, president and chairman of the board since April
2001. Mr. Liccardo has been the president and chief executive officer of Optivision since 1998 and chairman since December 1999. With over 25 years of experience in the high technology industry in various senior marketing, operations and financial management positions, Mr. Liccardo has directed business strategy for a broad range of markets, including computer and peripheral systems, software, semiconductors and multimedia communication. Prior to joining Optivision, Mr. Liccardo served in various executive management positions at Cirrus Logic, a supplier of analog circuits and advanced mixed-signal chip products, including vice president of business development, vice president of strategic planning, and vice president and general manager. While at Cirrus Logic, Mr. Liccardo directed the spin off of Lexar Media. Previously, Mr. Liccardo was the chief operating officer of Scientific Micro Systems where he successfully completed its initial public offering. Mr. Liccardo also served as a member of the board at BusLogic. Mr. Liccardo holds both master and bachelor of science degrees in electrical engineering from the University of California at Berkeley, and an MBA from Stanford University.

     Lawrence L. Bartlett has served as interim president from March 2001 through April 2001 and has served as our vice president, chief financial officer and secretary since April 2001. Mr. Bartlett has also served on our board since February 2001. Mr. Bartlett has also served as the chief financial officer of Optivision since June 1998, overseeing Optivision's worldwide financial and administration operations. He has also been a director of Optivision since June 2000. He brings over 25 years of leadership in high technology financial, human resources and information technology management. Prior to joining Optivision, Mr. Bartlett served for five years as the senior finance and administration executive at Peninsula Laboratories. Mr. Bartlett spent eight years as a contract chief financial officer, providing financial expertise to startup, turnaround and fast-track growth companies. Mr. Bartlett also served as vice president of finance and administration, and chief financial officer of Northstar Computers and corporate controller for Bio-Rad Laboratories. At Northstar Computers, Mr. Bartlett led the company to an initial public offering. Previously, Mr. Bartlett was an auditor with Arthur Andersen LLP. He is a certified public accountant and holds a bachelor of science degree in accounting and business statistics from the University of Oregon.

     Richard A. Falcone has served as our vice president, worldwide sales and business development, since April 2001. He joined Optivision in 1997 with significant experience in sales, marketing, strategic planning, finance and operational management in growth environments. During his career, Mr. Falcone has developed both enterprise direct and indirect models within end user, OEM, integration and service provider environments. Prior to Optivision, Mr. Falcone spent nine years at General Signal Networks (now InRange), a manufacturer of data communications switching and test equipment, network control and open systems connectivity. GSN was the result of the merger of Telenex and Data Switch corporations. As Area Vice President, he built and managed a $40 million field organization, including sales, business development, field marketing, systems engineering and support. Prior to General Signal, Mr. Falcone spent eight years at Nortel Networks, most recently serving as eastern region sales director for the Spectron Division (data communications). He was top ranked among management in quota achievement. While at Nortel, Mr. Falcone gained a wealth of experience serving in numerous management and professional positions including director marketing/sales operations, senior manager financial planning, and strategic planning analyst. He benefited from a broad scope of assignments within formal executive development initiatives for select candidates. Mr. Falcone holds a master's degree in business administration from Drexel University in Philadelphia, PA, and a bachelor of science degree in mathematics from Villanova University in Villanova, PA. He was elected to Pi Mu Epsilon, a national mathematics honor society. Throughout his career, Mr. Falcone has dedicated himself to continuing education, including executive simulation programs at the Wharton School.

     Catherine Palmen has served as a director since February 2001. Ms. Palmen has also been a director of Optivision since June 2000 and is chairman of Optivision's creditors committee. Since March 1998, Ms. Palmen has been an account executive with Interprose, a public relations agency for emerging and established players in the information technology and telecommunications industries, where she supports trade shows and tours, coordinates product reviews, and manages relations with business and trade press for multiple clients. Before joining Interprose, Ms. Palmen worked in public relations with Newbridge Networks Inc. and in public relation and sales with UB Networks.

EXECUTIVE COMPENSATION
----------------------

     The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to us during fiscal years 1999, 2000 and 2001 to:

     -    Each person who served as our chief executive officer during 2001; and

     - Our other executive officers whose total annual salary and bonus in 2001 exceeded $100,000.

                               SUMMARY COMPENSATION TABLE


                                   ANNUAL COMPENSATION (1)   LONG TERM COMPENSATION (1)
                                  -------------------------  --------------------------

                                                             SECURITIES     ALL OTHER
    NAME AND PRINCIPAL                                       UNDERLYING   COMPENSATION
        POSITION            YEAR  SALARY ($)(2)  BONUS ($)  OPTIONS (#S)     ($) (3)
--------------------------  ----  -------------  ---------  ------------  -------------
Michael A. Liccardo         2001        164,680        ---     1,100,000         1,278
     President, Chief       2000        182,148        ---     1,300,000           ---
Executive Officer and       1999        175,014        ---       110,000           ---
Chairman of the Board
(4)
Jason John                  2001            ---        ---           ---           ---
     President, Secretary   2000            ---        ---           ---           ---
and  Chairman of the        1999            ---        ---           ---           ---
Board (5)
Lawrence L. Bartlett        2001        163,414        ---       825,000         1,245
     Chief Financial        2000        185,450        ---       425,000           ---
Officer, Vice President     1999        131,250        ---        30,000           ---
and Secretary (6)
Richard A. Falcone          2001        184,228        ---       740,000           878
     Vice President of      2000        174,538        ---       500,000           ---
Marketing, Worldwide        1999        155,675        ---        49,250           ---
Sales and Business
Development

_________________
(1) Amounts for fiscal year 1999 and 2000 reflect pre-merger compensation awarded, earned or paid for services rendered in all capacities to Optivision, Inc.
(2) Amounts shown include cash and non-cash compensation earned and received by the named executive officers. These officers elected to defer all or a significant portion of their salaries in order that our financial resources be directed toward supporting operations. At the end of 2001, Messrs. Bartlett and Falcone had deferred compensation of approximately $40,000 and $39,800, respectively, all of which was paid in February 2002. At the end of 2001, Mr. Liccardo had deferred compensation of approximately $87,000, a portion of which was paid in the form of 13,695 stock options that were granted and immediately exercised by Mr. Liccardo on January 15, 2002 at the price of $1.20 per share, and the remainder of which will not be paid until our board of directors deems it prudent and such payment will not adversely affect our operations.
(3) Represents the premiums paid by us with respect to term life insurance on the lives of each named executive officer pursuant to which the proceeds are paid to the beneficiaries of each policy.
(4) Mr. Liccardo became our president, chief executive officer and chairman of the board of directors in April 2001.
(5) Mr. John became our president, chairman of the board and secretary and served as the sole director in August 2000, and resigned as director in February 2001 and as chairman of the board, president and secretary in March 2001.
(6) Mr. Bartlett served as our interim president upon the resignation of Mr. John in March 2001 and until Mr. Liccardo was appointed in April 2001.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding option granted to each of the named executive officers during the year ended December 31, 2001.

                                           INDIVIDUAL GRANTS
                      ---------------------------------------------------------------

                                            PERCENTAGE OF
                           NUMBER OF        TOTAL OPTIONS
                          SECURITIES         GRANTED TO      EXERCISE OR
                      UNDERLYING OPTIONS    EMPLOYEES IN     BASE PRICE    EXPIRATION
NAME                        GRANTED        FISCAL YEAR (1)   ($/SH) (2)       DATE
--------------------  -------------------  ---------------  -------------  ----------
Michael A. Liccardo     200,000 (3) (4)         5.25%           $2.00       04/09/11
                        900,000 (5) (6)         23.65           1.07        06/28/11
Lawrence L. Bartlett    160,000 (3) (4)         4.20            2.00        04/09/11
                        365,000 (5) (6)         9.59            1.07        06/28/11
                        200,000 (5) (7)         5.25            0.35        10/13/11
                        100,000 (5) (8)         2.62            0.62        12/27/11
Richard A. Falcone      150,000 (3) (4)         3.94            2.00        04/09/11
                        365,000 (5) (6)         9.59            1.07        06/28/11
                        125,000 (5) (7)         3.28            0.35        10/13/11
                        100,000 (5) (8)         2.62            0.62        12/27/11

_________________

(1) Based on a total of 3,805,300 shares subject to options granted to employees (not counting options granted to non-employees) under all our stock option plans in the year ended December 31, 2001, including options granted to the named executive officers.
(2) All options were granted at an exercise price equal to the fair market value of our common stock at the date of grant, or, in the case of Optivision, Inc. options, issued at the fair market value of the Optivision, Inc. common stock as determined by the board of directors of Optivision, Inc.
(3) These options were issued under our 1997 Stock Plan in exchange for Optivision, Inc. options in connection with our merger with Optivision, Inc. on April 16, 2001. The Optivision, Inc. options were granted on April 9, 2001.
(4)  The option vests at a rate of 2.08% each month.
(5)  These options were issued under our 2000 Stock Plan.
(6) The option vests 25% on the date of grant, 25% on March 1, 2002, and 2.08% each month thereafter.
(7) The option vested 33% on November 12, 2001, 33% on December 12, 2001 and 34% on January 12, 2002.
(8)  The option vests 25% on March 30, 2002 and 2.08% each month thereafter.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information regarding the number and value of securities underlying unexercised options held by each of the named executive officers at December 31, 2001. None of the named executive officers exercised stock options during the year ended December 31, 2001.

                                    NUMBER OF SECURITIES
                                   UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
              SHARES                     OPTIONS AT           IN-THE-MONEY OPTIONS AT
             ACQUIRED               DECEMBER 31, 2001 (1)      DECEMBER 31, 2001 (2)
                ON      VALUE    --------------------------  --------------------------
NAME         EXERCISE  REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------  --------  --------  -----------  -------------  -----------  -------------

Michael A.        ---       ---    1,858,000        730,000  $   122,500  $      59,500
Liccardo
Lawrence L.       ---       ---      663,801        636,199       81,886         27,927
Bartlett
Richard A.        ---       ---      709,039        590,001       65,188         22,313
Falcone

_________________

(1) These amounts represent the total number of shares subject to options held by the named executive officers at December 31, 2001. These options were granted on various dates during 2001 and include options issued in exchange for Optivision, Inc. options in connection with our merger with Optivision, Inc. on April 16, 2001.
(2) These amounts represent the difference between the exercise price of options and the closing bid price of our common stock on December 31, 2001 for all the in-the-money options held by the named executive officers. The in-the-money option exercise prices were all at $0.35. These options were granted at the fair market value of the stock on the grant date.

DIRECTOR COMPENSATION

     We do not currently compensate our directors for their services as directors. Directors are reimbursed for their reasonable out-of-pocket expenses incurred with attending board or committee meetings.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

Michael A. Liccardo

     In April 2001, we entered into an executive employment agreement with Michael A. Liccardo, who serves as our president, chief executive officer and chairman of the board. Our agreement with Mr. Liccardo provides for, among other things, a three-year term of employment, the payment of a base salary of $200,000 per year, and the minimum payment of one year's base salary in severance upon termination of employment without cause. The agreement may be terminated for any reason by Mr. Liccardo upon 30 days written notice or by us for cause upon 30 days written notice or without cause upon 90 days written notice. Upon termination of employment or change in our ownership or control, all options granted to Mr. Liccardo will be accelerated and will be exercisable, in the case of termination, for one year after such termination and, in the case of a change of control, for the 60-day period prior to such change in control and for a one-year period after such change in control. Mr. Liccardo is also subject to confidentiality restrictions under his employment agreement.

Lawrence L. Bartlett

     In April 2001, we entered into an executive employment agreement with Lawrence L. Bartlett, who serves as our vice president, chief financial officer, secretary and director. Our agreement with Mr. Bartlett provides for, among other things, employment for three years, the payment of a base salary of $190,000 per year, and the minimum payment of one year's base salary in severance upon termination of employment without cause. The agreement may be terminated for any reason by Mr. Bartlett upon 30 days written notice or by us for cause upon 30 days written notice or without cause upon 90 days written notice. Upon termination of employment or change in our ownership or control, all options granted to Mr. Bartlett will be accelerated and will be exercisable, in the case of termination, for one year after such termination and, in the case of a change of control, for the 60-day period prior to such change in control and for a one-year period after such change in control. Mr. Bartlett is also subject to confidentiality restrictions under his employment agreement.

Richard A. Falcone

     In April 2001, we entered into an executive employment agreement with Richard A. Falcone, who serves as our vice-president of marketing, worldwide sales and business development. Our agreement with Mr. Falcone provides for, among other things, employment for three years, the payment of a base salary of $130,000 per year, and the minimum payment of one year's base salary in severance upon termination of employment without cause. Mr. Falcone is also entitled to sales commissions as may be approved by the board of directors from time to time. The agreement may be terminated for any reason by Mr. Falcone upon 30 days written notice or by us for cause upon 30 days written notice or without cause upon 90 days written notice. Upon termination of employment or change in our ownership or control, all options granted to Mr. Falcone will be accelerated and will be exercisable, in the case of termination, for one year after such termination and, in the case of a change of control, for a 60-day period prior to such change in control and for the one-year period after such change in control. Mr. Falcone is also subject to confidentiality restrictions under his employment agreement.

1997 STOCK PLAN

General

     Our board of directors adopted the 1997 Stock Plan (formerly the Optivision, Inc. 1997 Stock Plan) in February 2001 effective upon the completion of the merger with Optivision, Inc. in April 2001. Our stockholders approved the 1997 Stock Plan in February 2000. 3,993,482 shares of our common stock are authorized for issuance under the 1997 Stock Plan. As of December 31, 2001, options to purchase 3,576,146 shares were outstanding at a weighted average exercise price of $0.86 per share and 397,053 shares of common stock remained available for future grant. The 1997 Stock Plan will terminate in February 2011.

Administration

     The 1997 Stock Plan is administered by our board of directors or a committee of the board. The 1997 Stock Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code to our employees (including officers and directors who are also employees) and the employees (including officers and directors who are also employees) of our subsidiary corporations. The 1997 Stock Plan also provides for the grant of nonstatutory stock options and the grant of stock purchase rights both to our employees, non-employee directors, consultants and advisors, and to the employees, non-employee directors, consultants and advisors of our subsidiary corporations. Our board of directors has the authority to amend the 1997 Stock Plan at any time, with stockholder approval, if required.

Plan Features

     Under  the  1997  Stock  Plan:

     - Qualified employees are eligible for the grant of incentive stock options to purchase shares of our common stock;

     - Our board of directors or the committee appointed by the board to administer the 1997 Stock Plan will determine the exercise price of options or the purchase price of stock purchase rights, but the option price for incentive stock options will not be less than 100% of the fair market value of the stock on the date of grant and the exercise price of nonstatutory stock options will not be less than 85% of the fair market value of the stock on the date of grant; and

     - The exercise price or purchase price may, at the discretion of our board of directors or the committee appointed by the board to administer the 1997 Stock Plan, be paid in cash, cash equivalents, promissory note, surrender of stock, a cashless exercise, surrender of stock, past services, cancellation of indebtedness owed to the grantee or any form of payment that is consistent with applicable laws, regulations and rules.

Change of Control and Accelerated Vesting

     In the event that we merge with or into another corporation or sell substantially all of our assets, to the extent permitted by applicable law, the surviving corporation will assume all outstanding stock awards, including stock options, or substitute equivalent stock awards. If the successor corporation does not agree to assume the stock awards or substitute equivalent stock awards, all stock awards shall become fully vested and exercisable prior to the change of control, and our board of directors (or the committee appointed by the board to administer the plan) will notify plan participants that the stock award are fully exercisable for a 15-day period from the date of the notice. The stock awards will terminate upon expiration of such period. In the event of our proposed dissolution or liquidation, our board of directors (or the committee appointed by the board to administer the plan) will notify plan participants at least 15 days prior to such proposed action. Unless previously exercised, all stock awards will terminate immediately prior to the consummation of such proposed action.

2000 STOCK PLAN

General

     Our board of directors adopted the 2000 Stock Plan in October 2000, and our stockholders approved the plan in October 2000. 5,500,000 shares of our common stock are authorized for issuance under the 2000 Stock Plan. As of December 31, 2001, options to purchase 2,612,500 shares of common stock were outstanding at a weighted average exercise price of $0.88 per share and 2,887,500 shares of common stock remained available for future grant. The 2000 Stock Plan will terminate in October 2010.

Administration

     The 2000 Stock Plan is administered by our board of directors or a committee of the board. The 2000 Stock Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code to our employees (including officers and directors who are also employees) and the employees (including officers and directors who are also employees) of our subsidiary corporations. The 2000 Stock Plan also provides for the grant of nonstatutory stock options and the grant of stock purchase rights both to our employees, non-employee directors, consultants and advisors, and to the employees, non-employee directors, consultants and advisors of our subsidiary corporations. Our board of directors has the authority to amend the 2000 Stock Plan at any time, with stockholder approval, if required.

Plan Features

     Under  the  2000  Stock  Plan:

     - Qualified employees are eligible for the grant of incentive stock options to purchase shares of our common stock;

     - Our board of directors or the committee appointed by the board to administer the plan will determine the exercise price of options or the purchase price of stock purchase rights, but the option price for incentive stock options will not be less than 100% of the fair market value of the stock on the date of grant and the exercise price of nonstatutory stock options will not be less than 85% of the fair market value of the stock on the date of grant; and

     - The exercise price or purchase price may, at the discretion of our board of directors or the committee appointed by the board to administer the plan, be paid in cash, cash equivalents, promissory note, surrender of stock, a cashless exercise, surrender of stock, past services, cancellation of indebtedness owed to the grantee or any form of payment that is consistent with applicable laws, regulations and rules.

Change of Control and Accelerated Vesting

     In the event that we merge with or into another corporation or sell substantially all of our assets, to the extent permitted by applicable law, the surviving corporation will assume all outstanding stock awards, including stock options, or substitute equivalent stock awards. If the successor corporation does not agree to assume the stock awards or substitute equivalent stock awards, all stock awards shall become fully vested and exercisable prior to the change of control, and our board of directors (or the committee appointed by the board to administer the plan) will notify plan participants that the stock award are fully exercisable for a 15-day period from the date of the notice. The stock awards will terminate upon expiration of such period. In the event of our proposed dissolution or liquidation, our board of directors (or the committee appointed by the board to administer the plan) will notify plan participants at least 15 days prior to such proposed action. Unless previously exercised, all stock awards will terminate immediately prior to the consummation of such proposed action.

                              CERTAIN TRANSACTIONS

     Under a November 2001 arrangement with us and subject to certain conditions, we will issue to Richard A. Falcone, our vice president of marketing, worldwide sales and business development, 300,000 shares of our common stock as a bonus if we are acquired by a public company that Mr. Falcone has identified to us.

     In January 2002, we issued to Michael A. Liccardo, our president and chief executive officer and chairman of the board, a convertible note in the principal amount of $3,547,916 in exchange for the cancellation of certain loans (including accrued interest thereon) that Mr. Liccardo had made to us to meet current operating expenses. The note bears interest at 10% per annum and matures on January 14, 2003. Mr. Liccardo may, at any time, elect to convert the note into a number of shares of our common stock determined by dividing the outstanding principal and interest on the note by $0.35. The $0.35 conversion price is subject to adjustment to a lower conversion price through January 14, 2003, and is also subject to customary adjustment in the event of stock splits, dividends, recapitalizations and the like.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information about the beneficial ownership of our common stock, as of May 3, 2002, by:

- each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

-    each of our directors;

-    each of our named executive officers;

- each of the persons who served as our chief executive officer during our fiscal year ended December 31, 2001; and

-    all directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of our common stock subject to options or other convertible securities that are presently exercisable or convertible or exercisable or convertible within 60 days of May 3, 2002 are deemed to be outstanding and beneficially owned by the holder for the purpose of computing shares and percentage ownership of that holder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership is based on 18,464,237 shares of common stock outstanding as of May 3, 2002.

                                                               NUMBER OF
                                                                SHARES      PERCENTAGE OF
                                                             BENEFICIALLY       SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                       OWNED(7)     OUTSTANDING(7)
-----------------------------------------------------------  -------------  --------------
Michael A. Liccardo (2)                                         13,931,205           44.7%
Lawrence L. Bartlett (3)                                         1,146,305            5.8%
Catherine Palmen (4)                                                 2,000              *
Jason John (5)                                                           0              0
  885 West Georgia Street
  Vancouver, BC V6C 1T2
Richard A. Falcone (6)                                           1,146,306            5.8%
All directors and executive officers as a group (4 persons)     16,225,816           48.5%

____________________________
* Less than 1%.

(1) Unless otherwise indicated, the address of each of the persons or entities listed in the table is c/o Amnis Systems Inc., 3450 Hillview Avenue, Palo Alto, California 94304.
(2) Includes (a) 2,247,548 shares that may be acquired currently or within 60 days of May 3, 2002 through the exercise of options, and (b) 10,136,905 shares that may be acquired currently through the conversion of a convertible note in the principal amount of $3,547,916.
(3) Includes 780,400 shares that may be acquired currently or within 60 days of May 3, 2002 through the exercise of options.
(4) Includes 2,000 shares that may be acquired currently or within 60 days of May 3, 2002 through the exercise of options.
(5) Mr. John resigned as director in February 2001 and as chairman, president and secretary in March 2001.
(6) Includes 761,326 shares that may be acquired currently or within 60 days of May 3, 2002 through the exercise of options.
(7) Unless otherwise indicated, this prospectus assumes that none of the convertible debentures or the related investment options and warrants have been converted or exercised.

     We are not aware of any arrangements that at a latter date may result in a change in our control.


                            DESCRIPTION OF SECURITIES

GENERAL

     We are authorized to issue 120,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share, of which 18,464,237 shares are issued and outstanding, 9,493,482 shares are reserved for issuance pursuant to our stock option plans, 12,336,578 shares are reserved for issuance pursuant to securities (other than the debentures, warrants and investment options subject to the registration statement of which this prospectus forms a part) exercisable for, or convertible into or exchangeable for shares of common stock and 12,500,000 shares are reserved for issuance upon conversion of the debentures, the additional debentures, warrants and investment options subject to the registration statement of which this prospectus forms a part. In addition, we are authorized to issue 20,000,000 shares of preferred stock, of which none are issued and outstanding.

COMMON STOCK

     Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors, and, if they do so, minority stockholders would not be able to elect any members to the board of directors. Our board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the stockholders and which may dilute the book value of the common stock.

     Stockholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of common stock, when issued, will be fully paid and non-assessable.

     Holders of common stock are entitled to receive dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends on common stock and do not anticipate that we will pay dividends in the foreseeable future.

PREFERRED STOCK

     The board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. The preferred stock, if and when issued, may carry rights superior to those of the common stock.

     We do not have any plans to issue any shares of preferred stock. However, we consider it desirable to have one or more classes of preferred stock to provide us with greater flexibility in the future in the event that we elect to undertake an additional financing and in meeting corporate needs that may arise. If opportunities arise that would make it desirable to issue preferred stock through either public offerings or private placements, the provision for these classes of stock in our certificate of incorporation would avoid the possible delay and expense of a stockholders' meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock would result, however, in a series of securities outstanding that may have certain preferences with respect to dividends, liquidation, redemption, and other matters over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right that may be attached to the preferred stock may also result in the dilution of the net income per share and net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. As a result, it is not possible at this time to determine the respects in which a particular series of preferred stock will be superior to our common stock. The board of directors does not have any specific plan for the issuance of preferred stock at the present time and does not intend to issue any such stock on terms which it deems are not in our best interest or the best interests of our stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

     As of May 3, 2002, we had 18,464,237 shares of common stock outstanding. Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of the common stock. We are registering with this document 12,500,000 shares of common stock for resale, all of which will be freely tradable without restriction or further registration under the Securities Act of 1933.

CONVERTIBLE DEBENTURE FINANCING

     The financing agreements with Bristol Investment Fund, Ltd. provide for the issuance of a total of $1,000,000 of convertible debentures that can be converted into shares of our common stock. The interest rate of the debentures is 12% per annum with a two year maturity. $500,000 in convertible debentures have been issued, with the remaining $500,000 in convertible debentures to be issued within ten business days after the effective date of this registration statement. To date, in relation to these financing agreements we have received gross proceeds of $500,000, and net proceeds of $438,000, after paying $50,000 in finders fees, and $11,500 for related legal and accounting fees. The number of shares we will issue upon the conversion of these debentures fluctuates with our common stock market price and cannot be determined until the day of conversion. There is no limit on the number of shares of our common stock that may be issued upon the conversion of these convertible debentures. These convertible debentures have a conversion price that is the lesser of (1) $0.385 and (2) 70% of the average of the lowest three intraday prices (which need not occur on consecutive trading days) during the 20 trading days immediately preceding the applicable conversion date. Thus, the debentures will be converted at prices below the current market price on the conversion date. In addition, pursuant to investment options granted to the debenture holder, upon each conversion, the holder has the option to purchase, at the applicable conversion price, one additional share for each share of common stock issued upon conversion of the debentures. The investment options operate like a warrant, giving the security holder the right to purchase shares of common stock at a price that may be less than the market price at the time of purchase. The investment options are not stock options such as those granted under any of our stock option plans.

     The $500,000 in convertible debentures to be issued within ten business days after the effective date of the registration statement of which this prospectus forms a part, as stated above, have a conversion price that is the lesser of (1) $0.385 and (2) 70% of the average of the lowest three intraday prices (which need not occur on consecutive trading days) during the 20 trading days immediately preceding the applicable conversion date. Thus, the debentures will be converted at prices below the current market price on the conversion date.

     Certain terms and conditions must be met at the time of the closing of the $500,000 convertible note that is to be to be issued within ten business days after the effective date of the registration statement of which this prospectus forms a part. These terms and conditions are summarized as follows:

- The representations and warranties given by us are true and correct at the time of funding;

-    The registration statement shall be declared effective;

- We have not violated any laws or incurred any other event which would prevent this registration statement from becoming effective; and

-    The trading of our stock on the OTC Bulletin Board has not been suspended.

     If conversions of the debentures occur, stockholders may be subject to an immediate dilution in their per share net tangible book value.

     In connection with the issuance of the convertible debentures in December 2001, we issued to the debenture holder warrants to purchase 1,000,000 shares of our common stock and to others warrants to purchase 100,000 shares of our common stock. These warrants have an exercise price equal to the lesser of (i) $0.385 per share and (ii) the average of the lowest three (3) intraday trading prices for the common stock during the 20 trading days immediately prior to the closing date. These warrants can be exercised any time through and including December 28, 2008.

     As of May 3, 2002, we have reserved for an excess of the minimum number of shares of common stock, which would be issuable upon conversion in full of the debentures and exercise of the warrants and investment options amounting to 12,500,000 shares of authorized and unissued common stock. These reserve amounts are our good faith estimate of the number of shares that we believe we need to reserve. We can provide no assurance as to how many shares we will ultimately need to issue upon the conversion of the debentures or exercise of the investment options. If we are required to issue additional shares we will be required to file an additional registration statement for those shares, a process which will be costly and time consuming. The issuance of these shares will dilute our common stock per share net tangible book value and may result in a decline in our stock price.


                            SELLING SECURITY HOLDERS

     The table below sets forth information concerning the sale of shares of common stock by the selling security holders. The table reflects: (1) the number of shares issuable upon conversion of debentures pursuant to the financing agreements, (2) shares issuable upon exercise of warrants pursuant to the financing agreements, and (3) shares issuable upon exercising investment options pursuant to the financing agreements. We will not receive any proceeds from the resale of the common stock by the selling security holders. We will receive proceeds from the exercise of the warrants and the investment options. Assuming all the shares registered below are sold by the selling security holders, none of the selling security holders will continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible preferred stock or other purchase rights, to the extent exercisable within 60 days of the date of this prospectus, are treated as outstanding for purposes of computing each selling security holder's percentage ownership of outstanding common shares.

                                                                                   Shares Beneficially
                                                                                      Owned After
                                          Shares Beneficially                        Offering if All
                                           Owned Prior to the     Shares Offered   Offering Shares Are
Selling Security Holder(1)                   Offering(2)            for Sale(3)          Sold(3)
---------------------------------------  -----------------------  --------------  ---------------------
                                         Number of       Percen                   Number of
                                         Shares           tage                     Shares    Percentage
                                         -------------  --------  --------------  ---------  ----------

                                         12,400,000(5)     40.2%   12,400,000(6)         0           0%
Bristol Investment Fund, Ltd.(4)
                                             90,000           *        90,000            0           0%
Bristol Capital, L.L.C.(7)
                                             10,000           *        10,000            0           0%
Alexander Dunham Capital Group, Inc.(8)

Total                                    12,500,000        40.4%   12,500,000            0           0%
---------------------------------------  -------------  --------  --------------  --------  -----------
 *  Less than 1%.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) No selling security holder has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years.
(2) Assumes that all convertible debentures have been converted and that all warrants and the investment options have been exercised into shares of common stock.
(3) Assumes no sales are effected by the selling security holder during the offering period other than pursuant to this offering and that all shares offered will be issued and sold.
(4) Bristol Investment Fund, Ltd. is a private investment fund that is owned by its investors and managed by Bristol DLP, LLC. Bristol DLP, LLC, of which Mr. Paul Kessler and Ms. Diana Derycz Kessler are the managing members with final voting power, has investment control over the shares listed owned by Bristol Investment Fund, Ltd.
(5) The number of shares set forth in the table for the selling security holders represents an estimate of the number of shares of common stock to be offered by the selling security holders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants and investment options is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants and investment options by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the debentures, if the debentures had actually been converted on January 31, 2002, the conversion price would have been $0.385. The minimum exercise price of the warrants and investment options is $0.385.

(6) Under the terms of the debentures and the related warrants and investment options, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants and investment options) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling security holders exceeds the number of shares of common stock that the selling security holders could own beneficially at any given time through their ownership of the debentures and the warrants and investment options. In that regard, the beneficial ownership of the common stock by the selling security holders set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(7) Bristol Capital, LLC is a private investment company of which Mr. Paul Kessler and Ms. Diana Derycz Kessler are the sole members and hold final voting and investment power over shares owned by it.
(8) Mr. James Somes is the President of Alexander Dunham Capital Group, Inc. and has final voting and investment power over the shares being sold by it.


                              PLAN OF DISTRIBUTION

     The selling security holders and any of their pledges, assignees, donees, transferees and successors-in-interest may, from time to time, sell any or all of their share of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling security holders will sell any or all of the common stock in this offering. The selling security holders may use any one or more of the following methods when selling shares:

- Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

- Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

- Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

-    An exchange distribution following the rules of the applicable exchange.

-    Privately negotiated transactions.

-    Short sales or sales of shares not previously owned by the seller.

- Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share.

-    A combination of any such methods of sale or any other lawful method.

The  selling security holders may also engage in:

- Short selling against the box, which is making a short sale when the seller already owns the shares.

- Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.

- Selling under Rule 144 or Regulation S under the Securities Act of 1933, if available, rather than under this prospectus.

- Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the security holder.

- Pledging shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

     The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling security holders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act of 1933 for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act of 1933.

     The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling security holder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

     The selling security holders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling security holders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling security holders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

                                LEGAL PROCEEDINGS

     We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against us has been threatened.

EXPERTS
-------

     Our financial statements at December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001, appearing in the prospectus have been audited by Hood & Strong, LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise a substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS
-------------

     Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by David Hunt, Esq., Attorney at Law.

OTHER AVAILABLE INFORMATION
---------------------------

     We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the commission under the Securities Exchange Act of 1934, as amended. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to:

     Lawrence L. Bartlett
     Chief Financial Officer
     Amnis Systems Inc.
     3450 Hillview Avenue
     Palo Alto, California 94304
     (650) 855-0200

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act, as amended, with the Commission in connection with the securities offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates.

     Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

     The Commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is www.sec.gov.
                                                                    -----------
Visitors to the site may access such information by searching the EDGAR archives on this web site.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information that is different.

     The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

     The information contained in this prospectus is accurate only as of the date of this prospectus.


                        [FINANCIALS COMMENCE ON PAGE F-1]

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 1.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

     Our Certificate of Incorporation provides that we shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any legal action, suit or proceeding, whether criminal, civil, administrative or investigative, whether such legal action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was our director or officer, or serves or served at our request as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. In addition, our certificate of incorporation provides for indemnification of any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was our director or officer and is or was serving as our fiduciary, or otherwise rendering to, any employee benefit plan relating to us. Our indemnification obligation in the certificate of incorporation is permitted under Section 145 of the General Corporation Law of the State of Delaware.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable.

INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 2.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemized estimate of expenses to be incurred in connection with the sale and distribution of the securities being registered. The expenses shall be paid by us:

1.     SEC filing fee                                              $      747
2.     Accounting Fees and Expenses*                                   10,000
3.     Legal fees*                                                     45,000
4.     Blue Sky fees and expenses (including counsel fees)*             3,000
5.     Transfer agent's fees*                                           2,000
6.     Printing, including registration statement and prospectus*       4,000
7.     Miscellaneous costs and expenses**                               3,000
                                                                   ----------
     TOTAL                                                         $   67,747
                                                                   ==========

 *   Except for the SEC filing fees, all of the foregoing items are estimates.

**   Includes fees for electronic (Edgar) filings

ITEM 3.    UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Request acceleration of the effective date of the registration statement under Rule 461 under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 4.    RECENT SALES OF UNREGISTERED SECURITIES

     Since March 1999, we issued and sold securities not registered under the Securities Act of 1933, as amended, as follows:

     (1) In July 1999, we issued 1,000,000 shares of our common stock to one of our founders in exchange for manufacturing supplies in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

     (2) In September 2000, we issued to a third party investment bank 50,000 shares of our common stock in consideration for placement agent services rendered to us in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933.

     (3) In January 2001, we issued and sold to two unaffiliated qualified corporate investors 333,334 shares of our common stock for a total of $1,000,000 in cash in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933.

     (4) In April 2001, we issued 8,000 shares of our common stock to an unaffiliated individual in consideration for certain administrative and accounting services rendered to us in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

     (5) In April 2001, in connection with our acquisition of Optivision, Inc., we issued to the security holders of Optivision, Inc. in exchange for securities in Optivision, Inc. 4,459,063 shares of our common stock, options to purchase 3,896,768 shares of our common stock and warrants to purchase up to 1,350,000 shares of our common stock in reliance upon an exemption from registration pursuant to Section 3(a)(10) of the Securities Act of 1933.

     (6) In June 2001, we issued to an unaffiliated corporate service provider 5,000 shares of our common stock for certain services rendered to us in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

     (7) In October 2001, we issued and sold to an unaffiliated qualified corporate investor 555,555 shares of our common stock for a total of $200,000 in cash in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933.

     (8) In December 2001, we issued and sold to an unaffiliated accredited investor a 12% two-year secured convertible debenture in the principal amount of $500,000 convertible at the holder's option at any time into shares of our common stock at the lesser of 70% of the average of the lowest three trading prices of our common stock during the 20 trading day period ending one trading day prior to the date of conversion or $0.385 per share, investment options for the purchase up to $500,000 of our common stock at the same conversion price of the debenture, and warrants exercisable for up to 1,000,000 shares of our common stock at an exercise price equal to the lesser of $0.385 per share or 70% of the


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average of the lowest three trading prices for our common stock during the 20 days immediately prior to exercise. In connection therewith, as a finders fee, we issued to Bristol Capital, L.L.C. and Alexander Dunham Capital Group, Inc. 10% of the cash proceeds from the debentures issuance and warrants to purchase up to a total of 100,000 shares of our common stock at an exercise price equal to the lesser of $0.385 per share or 70% of the average of the lowest three trading prices for our common stock during the 20 days immediately prior to exercise. These securities were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

     (9) On January 14, 2002, we issued a convertible note in the principal amount of $3,547,916 to Michael A. Liccardo, our president, chief executive officer and chairman of the board of directors, in exchange for the cancellation of certain loans (including all accrued interest thereon) that Mr. Liccardo had made to us to meet current operating expenses in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933. The note bears interest at 10% per annum and matures on January 14, 2003. At any time, Mr. Liccardo may elect to convert the note into a number of shares of our common stock determined by dividing the outstanding principal and interest on the note by $0.35. The $0.35 conversion price is subject to adjustment to a lower conversion price through January 14, 2003, and is also subject to customary adjustment in the event of stock splits, dividends, recapitalizations and the like.

     (10) In February 2002, we issued and sold to three unaffiliated qualified investors a total of 225,000 units, each unit consisting of ten shares of our common stock, subject to adjustment, and a warrant to purchase three shares of our common stock at an exercise price of $0.90 per share, subject to adjustment, for a total of $1,800,000 in cash in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

     (11) In February 2002, we issued to an unaffiliated corporate service provider 10,000 shares of our common stock for certain services to be rendered to us over a three month period in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

     (12) In February 2002, we issued and sold to an unaffiliated qualified corporate investor 275,890 shares of our common stock at $1.00 per share in exchange for the cancellation of certain loans (including all accrued interest thereon) that the investor had made to us in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933.

     All the above securities issued pursuant to Section 4(2) of the Securities Act of 1933 were offered and sold solely to "accredited" investors in reliance on the exemption provided by Section 4(2) thereunder and an appropriate legend was placed on the common stock and will be placed on shares issuable on conversion of each convertible note unless registered under the Securities Act of 1933 prior to issuance.


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     All the above securities issued pursuant to Regulation S promulgated under the Securities Act of 1933 were offered and sold solely to "non-U.S. persons" in reliance on the exemption provided by Regulation S thereunder and an appropriate legend was placed on the common stock.

     All the above securities issued pursuant to Section 3(a)(10) of the Securities Act of 1933 were offered and sold pursuant to a permit authorizing such issuance and exchange in accordance with the California Corporate Securities Laws of 1968, as amended, which the California Commissioner of Corporations issued as a result of the hearing held on January 24, 2001 before the Commissioner as to the fairness of the terms and conditions of the issuance of the securities and in which the Commissioner approved the terms and conditions of the issuance and exchange.

ITEM 5.    DESCRIPTION OF EXHIBITS

2.1** Agreement and Plan of Merger dated as of September 11, 2000 by and among the Registrant, Optivision, Inc. and ASI Acquisition, Inc.

2.2** Amendment to Agreement and Plan of Merger dated as of January 11, 2001 among Optivision, Inc. and ASI Acquisition, Inc.

3.1*      Certificate of Incorporation of Registrant dated as of July 29, 1998.

3.2** Certificate of Amendment of Certificate of Incorporation of the Registrant dated as of August 24, 2000

3.3** Certificate of Amendment of Certificate of Incorporation of the Registrant dated as of September 13, 2000

3.4*      Bylaws of the Registrant dated as of August 4, 1998

3.5**     Amended and Restated Bylaws of the Registrant dated as of October 2,
          2000

4.1*** Form of Secured Convertible Debenture issued pursuant to the Securities Purchase Agreement dated as of December 28, 2001 between the Registrant and Bristol Investment Fund, Ltd.

4.2*** Form of Warrant issued pursuant to the Securities Purchase Agreement dated as of December 28, 2001 between the Registrants and Bristol Investment Fund, Ltd.

5.1        Opinion re: Legality

10.1****   Amended 1997 Stock Plan


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
10.2 ****  Amended 2000 Stock Plan

10.3*** Securities Purchase Agreement dated as of December 28, 2001, between the Registrant and Bristol Investment Fund, Ltd.

10.4*** Registration Rights Agreement dated as of December 28, 2001, between the Registrant and Bristol Investment Fund, Ltd.

10.5*** Security Agreement dated as of December 28, 2001, between the Registrant and Bristol Investment Fund, Ltd.

10.6**** Escrow Agreement dated as of December 28, 2001, among the Registrant, Bondy & Schloss LLP and Bristol Investment Fund, Ltd.

10.7**** Letter of Instructions dated as of December 28, 2001, from the Registrant to Interwest Transfer Co., Inc.

10.8**** Lease Agreement between the Registrant and Alta California Associates dated as of August 8, 1995.

10.9**** Employment Agreement dated April 18, 2001, between the Registrant and Michael A. Liccardo

10.10****   Employment Agreement dated April 18, 2001, between the Registrant and Lawrence L. Bartlett

10.11****   Employment Agreement dated April 18, 2001, between the Registrant and Richard A. Falcone

10.12 Transaction Fee Agreement dated as of December 28, 2001, among to the Registrant, Bristol Investment Fund, Ltd. and Alexander Dunham Securities, Inc.

23.1        Consent of Counsel, David S. Hunt (included in Exhibit 5.1)

23.2        Consent of Hood & Strong LLP, independent accountants


*        Previously filed on Form 10-SB on February 22, 2000, File No. 0-29645
**       Previously filed on Form 10-KSB on April 2, 2001
***      Previously filed on Form 8-K on January 14, 2002
****     Previously filed on Form SB-2 on March 22, 2002, Registration No.
         333-84798

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

                                   SIGNATURES
                                   ----------

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palo Alto, State of California, on May 8, 2002.

                                         REGISTRANT:

                                         AMNIS SYSTEMS INC.

                                         By:  /s/ Michael A. Liccardo
                                              ----------------------------------
                                         Michael A. Liccardo
                                         Chief Executive Officer, President and
                                         Director

     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

                                         By:  /s/ Michael A. Liccardo

                                         ---------------------------------------
                                         Michael A. Liccardo
                                         Chief Executive Officer, President and
                                         Chairman

                                         Date:  May 8, 2002

                                         By:  /s/ Lawrence L. Bartlett

                                         ---------------------------------------
                                         Lawrence L. Bartlett
                                         Chief Financial Officer (Principal
                                         Accounting Officer), Vice President,
                                         Secretary and Director

                                         Date:  May 8, 2002

                                         By:  /s/ Catherine Palmen

                                         ---------------------------------------
                                         Catherine Palmen
                                         Director

                                         Date:  May 8, 2002

                                         Dated Filed:  May 9, 2002


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